UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2006 (June 2, 2006)

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 2, 2006, pursuant to an Agreement and Plan of Merger, dated as of April 7, 2006, among Red Hat, Inc., a Delaware corporation (“Red Hat”), JBoss, Inc., a Delaware corporation (“JBoss”), DaVinci-Matterhorn, Inc., a Delaware corporation and wholly-owned subsidiary of Red Hat (“DaVinci-Matterhorn”), Matterhorn-DaVinci, LLC, a Delaware limited liability company and wholly-owned subsidiary of Red Hat (“Matterhorn-DaVinci”), and Sacha Labourey, in his capacity as the JBoss stockholders’ representative (the “Merger Agreement”), Red Hat acquired JBoss through a merger of DaVinci-Matterhorn with and into JBoss, with JBoss continuing as the surviving corporation of such merger and a wholly-owned subsidiary of Red Hat (the “Merger”). JBoss delivers, and provides support for, open source software.

Pursuant to the Merger Agreement, at the closing, Red Hat paid approximately $120 million in cash and issued approximately 6.7 million shares of Red Hat common stock, $.0001 par value per share (“Red Hat Common Stock”), to be distributed to the holders of JBoss capital stock and the holders of vested options and warrants to purchase JBoss capital stock. Of the total cash to be paid to the holders of JBoss capital stock and vested options and warrants, $43 million was deposited into an escrow fund to secure certain indemnification obligations of such persons and to be used to satisfy any post-closing net working capital adjustment. The balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed the holders of capital stock, warrants and vested options of JBoss at various times over the 18-month period after the closing. In addition to the amounts paid at closing, Red Hat is obligated to pay to the holders of JBoss capital stock and the holders of vested options and warrants to purchase JBoss capital stock up to an additional approximately $27 million in cash and approximately 1.4 million shares of Red Hat Common Stock upon the achievement of certain performance milestones during 2006 and 2007 related to the JBoss products and services. Red Hat agreed to register for resale the shares of Red Hat Common Stock issued in the Merger, subject to customary conditions.

In accordance with the Merger Agreement, Red Hat assumed JBoss’ Second Amended and Restated 2004 Stock Option and Incentive Plan and all outstanding JBoss stock options that were unvested as of the effective time of the Merger. In connection with such assumption, appropriate adjustments described in the Merger Agreement were made to the number of shares of Red Hat Common Stock subject to each unvested option and the exercise price for such shares. An aggregate of approximately 0.7 million shares of Red Hat Common Stock are subject to such options.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.01 above with respect to the issuance by Red Hat of shares in the Merger and upon the exercise of options assumed in the Merger is incorporated herein by reference. The share consideration paid by Red Hat was to be issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of the Business Acquired.

The financial statements required by this item are not filed with this initial Report. Red Hat will file the required financial statements by amendment to this Report no later than August 18, 2006.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item is not filed with this initial Report. Red Hat will file the required financial statements by amendment to this Report no later than August 18, 2006.

(d) Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: June 7, 2006	By:	/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 7, 2006, among Red Hat, Inc., a Delaware corporation, JBoss, Inc., a Delaware corporation, DaVinci-Matterhorn, Inc., a Delaware corporation and wholly-owned subsidiary of Red Hat, Inc., Matterhorn-DaVinci, LLC, a Delaware limited liability company and wholly-owned subsidiary of Red Hat, Inc., and Sacha Labourey, in his capacity as the JBoss, Inc. stockholders’ representative. The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.